Exhibit 99.1
CPI Reports Strong Second Quarter 2026 Results
Date: August 6, 2026
Second Quarter Revenue Increased 15% to $149 Million
Net Income Increased 294% to $2 Million; Adjusted EBITDA Increased 7% to $24 Million
Record Cash Flow From Operations of $42 Million in the First Half; Net Leverage Ratio Down to 2.7x
Raising Revenue Growth and Free Cash Flow Guidance; Increasing IPT Revenue Guidance to 20%
Denver, Colo. August 6, 2026 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payments technology leader providing a comprehensive range of physical and digital payment solutions for U.S. financial institutions, processors, fintechs, prepaid program managers and more, today reported financial results for the quarter ended June 30, 2026 and increased its 2026 financial guidance targets for revenue growth and Free Cash Flow, while affirming all other guidance targets.
CPI’s second quarter exceeded the Company’s expectations, increasing revenue 15% to $149 million, driven by strong performance in its Secure Card Solutions segment. Net income in the quarter increased 294% to more than $2 million and Adjusted EBITDA increased 7% to $24 million, primarily driven by Secure Card Solutions overperformance and the benefit of more than $3 million of tariff refunds, partially offset by uneven demand in our Prepaid Solutions segment. Strong performance in CPI's Secure Card Solutions segment is driving significant operating cash flow growth as higher volumes accelerate inventory optimization initiatives.
The Company further advanced its strategy of providing payment technology solutions that help its customers win, driven by three primary growth pillars that underpin CPI’s value proposition:
•A proprietary technology platform with a vast reach into the U.S. payments eco-system;
•A marketable base of thousands of deep and broad relationships across the U.S. payments market; and
•A proven track record of delivering evolving payment solutions that reflect changing market needs.
“Through the first six months of the year CPI generated double-digit revenue growth, strong Adjusted EBITDA growth and record Free Cash Flow, while continuing to gain share by investing in our long-term strategy of growth and diversification to help our customers win,” said John Lowe, President and Chief Executive Officer. "The acquisition of TRISM is an excellent example of how we continue to execute on our strategy and grow our addressable market and solutions with strong profitability and growth potential. With the TRISM acquisition, we believe we have doubled our addressable market in U.S. instant issuance and are now the clear leader."
CPI today also increased its financial guidance for revenue and Free Cash Flow for 2026. The Company now projects high-single-digit to low-double-digit revenue growth, up from previous guidance of high-single-digit growth, and Free Cash Flow ranging from $45 million to $50 million, up from a conversion rate in-line with 2025 results of $41 million. All other financial guidance targets including low-to-mid single-digit Adjusted EBITDA growth and a Net Leverage Ratio between 2.5x to 3.0x were reaffirmed. The Company's Adjusted EBITDA outlook remains unchanged as the benefits from stronger Secure Card Solutions performance and tariff refunds are expected to largely be offset by continued investment in Integrated Paytech ("IPT") and ongoing uneven demand in the higher-margin Prepaid Solutions segment. The Company also raised its

2026 annual revenue growth guidance in the IPT segment from 15% plus to approximately 20% with the acquisition of TRISM.
Strategic, Business, and Capital Highlights
•CPI acquired TRISM to further advance its market leadership position and effectively double CPI's addressable market in U.S. instant issuance solutions by enabling the Company to serve mid-to-large financial institutions that prefer on-premise solutions, complementing Card@Once cloud-based offerings focused on Small and Medium-sized Enterprises ("SME") financial institutions. With the addition of TRISM, CPI now serves more than 3,000 U.S. financial institutions with instant issuance, compared to approximately 2,500 prior to the acquisition.
•The Company continued to successfully integrate Arroweye, a leading provider of digitally-driven on-demand payment card solutions for the U.S. market, which is performing ahead of CPI's original investment case and delivering meaningful revenue and cost synergies.
•CPI is progressing well with Karta, an Australia-based payments technology firm in which CPI purchased a minority investment during 2025, to integrate their SafeToBuy chip-based technology solution with CPI's prepaid solutions in the U.S. market, including the expansion of a pilot with one of the U.S. national retailers.
•The Company continues to advance its market and product expansion strategies, including closed loop prepaid payment solutions and digital offerings such as push provisioning leveraging tokenization capabilities for mobile wallets.
•The Company generated strong Free Cash Flow in the second quarter, ended the quarter with a Net Leverage Ratio of 2.7x, and on July 15 redeemed $26.5 million, or 10%, of its Senior Notes, reflecting a continued focus on reducing leverage and lowering future interest expense.
Second Quarter 2026 Financial Highlights
Revenue increased 15% to $149.2 million in the second quarter of 2026, compared to the prior year period.
•Secure Card Solutions segment revenue increased 17% to $110.9 million, driven by increased sales of contactless cards and personalization services, as well as the addition of Arroweye. Segment gross profit increased 29% and gross margin increased 250 basis points, primarily due to increased revenue and tariff refunds.
•Prepaid Solutions segment revenue increased 18% to $22.6 million, primarily due to the change in accounting that was implemented in the second quarter of 2025, partially offset by comparisons with strong sales of higher-value packaging solutions in the prior year period. Segment gross profit increased 17% and gross margin remained consistent at over 28%.
•Integrated Paytech segment revenue increased 4% to $20.1 million, while gross profit margin remained consistent at over 55%.
Gross profit increased 21% to $48.5 million, driven primarily by sales growth and tariff refunds.
Net income increased 294% to $2.0 million, or $0.17 diluted earnings per share, impacted by $2.8 million of integration costs primarily related to Arroweye, and Adjusted EBITDA increased 7% to $24.1 million.

First Half 2026 Financial Highlights
Revenue increased 17% to a company record of $296.3 million in the first half of 2026, compared to the prior year period.
•Secure Card Solutions segment revenue increased 25% to $220.7 million, driven by increased sales of contactless cards and personalization services, as well as the addition of Arroweye. Segment gross profit increased 31% and gross margin increased 110 basis points, primarily due to increased revenue and tariff refunds.
•Prepaid Solutions segment revenue decreased 3% to $44.7 million, primarily due to comparisons with strong sales of higher-value packaging solutions in the prior year period, partially offset by the change in accounting that was implemented in the second quarter of 2025. Gross profit and gross margin decreased primarily due to lower operating leverage, partially offset by the change in accounting that was implemented in the second quarter of 2025.
•Integrated Paytech segment revenue increased 2% to $39.5 million compared to strong revenue levels in 2025, while gross profit margins remained consistent at over 55%. Segment revenue growth in the second half of the year is expected to increase driven by momentum in Card@Once and Digital solutions and the addition of TRISM instant issuance.
Gross profit increased 15% to $92.6 million, driven by sales growth. Gross profit margin of 31.3% decreased from 32.0% prior year, primarily due to negative segment sales mix and increased depreciation expenses, partially offset by increased revenue and tariff refunds.
Net income decreased 23% to $4.1 million, or $0.34 diluted earnings per share, impacted by $5.9 million of integration costs primarily related to Arroweye, and Adjusted EBITDA increased 8% to $47.2 million.
Balance Sheet, Liquidity and Cash Flow
The Company generated cash from operating activities of $42.1 million in the first half, which compared to $9.9 million in the prior year period; and set a company record for Free Cash Flow of $36.1 million in the first half, which compared to $0.8 million in the prior year. The increase in Free Cash Flow was primarily driven by company performance, strong working capital management and lower capital spending compared to the prior year period.
As of June 30, 2026, the Company had $21.4 million of cash and cash equivalents and $265.0 million of 10% Senior Secured Notes due 2029. The Net Leverage Ratio decreased to 2.7x, down from 3.6x in the second quarter last year and 3.1x at year-end.
“We are pleased with our execution in the second quarter as we continued to balance disciplined expense management with targeted investments in growth and margin initiatives, technology and the integration of recent acquisitions,” said Terra Grantham, Chief Financial Officer. “We also generated a record $36 million of Free Cash Flow in the first half of 2026, reduced our Net Leverage Ratio to 2.7x, and redeemed $26.5 million of Senior Notes in July, further strengthening our balance sheet while maintaining the flexibility to invest in long-term growth opportunities.”
The Company’s capital structure and allocation priorities are focused on investing in the business, including strategic acquisitions; deleveraging the balance sheet; and returning funds to stockholders.

Outlook for 2026
The Company raised its financial outlook for 2026 revenue growth and Free Cash Flow and reiterated all other guidance targets:
•Revenue: high-single to low-double-digit growth
•Adjusted EBITDA: low-to-mid single-digit growth
•Free Cash Flow in the $45 million to $50 million range
•Year-end Net Leverage Ratio between 2.5x and 3.0x
Conference Call and Webcast
CPI will hold a conference call on August 6, 2026, at 9:00 a.m. Eastern Time to review its second quarter results. To participate in the Company's conference call via telephone or online:
To participate by phone, dial 1-833-461-5787 (U.S. and Canada) or 1-585-542-9983 (international) and enter conference ID 620163779.

In order to join the webcast in a live or archived format, please visit CPI Card Group Inc.’s Investor Relations website: https://investor.cpicardgroup.com.
Non-GAAP Financial Measures
In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this release: Revenue excluding the Impact of an Accounting Change, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow conversion, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods and serve as a basis for certain Company compensation programs. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E and Exhibit F to this press release.
Revenue excluding the Impact of an Accounting Change
Revenue excluding the Impact of an Accounting Change has been presented in Exhibit F and defined as revenue excluding the impact from an accounting change implemented in the second quarter of 2025 resulting from the Company moving from over-time revenue recognition for certain WIP orders to point-in-time recognition (revenue booked when shipped). This adjustment reflects WIP orders that were recognized at the end of the first quarter of 2025 as if such orders were consistently recognized using point-in-time recognition during the second quarter of 2025 for the results for the second quarter of 2025 and reflects WIP orders that were recognized at December 31, 2024 as if such orders were consistently recognized using point-in-time recognition during the year to date period presented for 2025.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and LTM Adjusted EBITDA
Adjusted EBITDA is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; restructuring and other charges, including executive retention and severance and acquisition-related costs; costs related to production facility modernization efforts; loss on debt extinguishment; gross profit related to the impact from the accounting change related to revenue described above; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation in Exhibit E. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lender under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA margin as shown in Exhibit E is computed as Adjusted EBITDA divided by total revenue.
We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months. LTM Adjusted EBITDA is used in the computation of Net Leverage Ratio, and is reconciled in Exhibit E.
Free Cash Flow
We define Free Cash Flow as cash flow provided by (used in) operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to make principal payments on outstanding debt and financing lease liabilities. Free Cash Flow should not be considered in isolation, or as a substitute for, cash (used in) provided by operating activities or any other measures of liquidity derived in accordance with GAAP.
Net Leverage Ratio
Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers.
Financial Expectations for 2026
We have provided Adjusted EBITDA expectations for 2026 on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled or cannot be reliably predicted because they are not part of the Company’s routine activities, any of which could be significant.

About CPI
CPI is a payments technology company that is integral to the payments ecosystem. CPI’s connections, people, and solutions enable payments for a broad and expanding customer base including thousands of U.S. financial institutions, processors, fintechs, prepaid program managers and more, and these customers count on us to deliver what's next.
We continue to transform alongside the market, and for decades have invested in building deep connections and flexible solutions for our customers. Our proprietary platform and expertise uniquely position CPI to deliver today, tomorrow, and into the future as the market expands and payment methods evolve.Learn more at www.cpicardgroup.com.
Forward-Looking Statements
Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements, including statements about our strategic initiatives and market opportunities, including our financial outlook for 2026, the impact of our investments in Arroweye and other solutions, and our qualitative color on our business in 2026 and beyond; are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.
These risks and uncertainties include, but are not limited to: (i) risks relating to our business and industry, such as a deterioration in general economic conditions, including due to inflationary conditions, resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products; the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business; our failure to retain our existing key customers or identify and attract new customers; the highly competitive, saturated and consolidated nature of our marketplace; our inability to develop, introduce and commercialize new products and related services, including due to our inability to undertake research and development activities; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and related services in a timely manner or at all; system security risks, data protection breaches and cyber-attacks; the usage, or lack thereof, of artificial intelligence technologies; disruptions, delays or other failures in our supply chain, including as a result of inflationary pressures, single-source suppliers, failure or inability of suppliers to comply with our code of conduct or contractual requirements, trade restrictions, tariffs, foreign conflicts or political unrest in countries in which our suppliers operate, and our inability to pass related costs on to our customers or difficulty meeting customers’ delivery expectations due to extended lead times; changes in U.S. and global trade policy and the impact of tariffs on our business and results of operations; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely; defects in our software and computing systems; disruptions in production at one or more of our facilities due to weather conditions, climate change, political instability, or social unrest; problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims and damage to our reputation; our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes; our substantial indebtedness, including the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; our inability to make debt service payments or refinance such indebtedness; our inability to successfully execute on, integrate, or achieve the anticipated benefits of acquisitions, including the acquisition of Arroweye Solutions, Inc. (“Arroweye”), or execute on divestitures, strategic relationships, or investments; our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder; our failure to maintain effective internal control over financial reporting and risks relating to investor confidence in our financial reporting; environmental, social and governance (“ESG”) preferences and demands of various stakeholders and the related impact on our ability to access capital, produce our products in conformity with stakeholder preferences, comply with stakeholder demands and comply with any related legal or regulatory requirements or restrictions; negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks; damage to our reputation or brand image; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software; our inability to renew licenses with key technology licensors; our limited ability to raise capital, which may lead to delays in innovation or the abandonment of our strategic initiatives; costs and impacts related to additional tax collection efforts by states, unclaimed property laws, or future increases in U.S. federal or state income taxes, resulting in additional expenses which we may be unable to pass along to our customers; our inability to realize the full value of our long-lived assets; costs and potential liabilities associated with compliance or failure to comply with laws and regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards; the effects of ongoing foreign conflicts on the global economy; adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions; our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes; (ii) risks relating to ownership of our common stock, such as those associated with concentrated ownership of our stock by our significant stockholders and potential conflicts of interests with other stockholders; the impact of concentrated ownership of our common stock and the sale or perceived sale of a substantial amount of common stock on the trading volume and market price of our common stock; potential conflicts of interest that may arise due to our Board of Directors being comprised in part of directors who are principals of or were nominated by our significant stockholders; the influence of securities analysts over the trading market for and price of our common stock, particularly due to the lack of substantial research coverage of our common stock; the impact of stockholder activism or actual or threatened securities litigation on the trading price and volatility of our common stock; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our significant stockholders to change the composition of our Board of Directors; and (iii) general risks, such as relating to our ability to comply with a wide variety of complex evolving laws and regulations and the exposure to liability for any failure to comply; the effect of legal and regulatory proceedings and the adequacy of our insurance policies; and other risks that are described in Part I, Item 1A, Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 5, 2026, and our other reports filed from time to time with the Securities and Exchange Commission (the “SEC”).
We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
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For more information:
CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.
CPI Investor Relations:
Davis Barker, Head of Investor Relations & Corporate Development
(877) 369-9016
InvestorRelations@cpicardgroup.com
CPI Media Relations:
Media@cpicardgroup.com
CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three and six months ended June 30, 2026 and 2025
Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of June 30, 2026 and December 31, 2025
Exhibit C	Condensed Consolidated Statements of Cash Flows – Unaudited for the six months ended June 30, 2026 and 2025
Exhibit D	Segment Summary Information – Unaudited for the three and six months ended June 30, 2026 and 2025
Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three and six months ended June 30, 2026 and 2025
Exhibit F	Supplemental GAAP to Non-GAAP Reconciliations – Unaudited for the three and six months ended June 30, 2026 and 2025

EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$149,181	$129,753	$296,289	$252,514
Cost of goods sold	100,695	89,633	203,679	171,698
Gross profit	48,486	40,120	92,610	80,816
Selling, general and administrative expenses	36,622	30,697	69,752	57,289
Income from operations	11,864	9,423	22,858	23,527
Other expense, net:
Interest, net	(7,405)	(8,069)	(15,061)	(15,754)
Other (expense) income, net	(35)	(13)	(3)	5
Total other expense, net	(7,440)	(8,082)	(15,064)	(15,749)
Income before income taxes and equity in losses of unconsolidated affiliates	4,424	1,341	7,794	7,778
Income tax expense	(2,137)	(823)	(3,295)	(2,486)
Equity in losses of unconsolidated affiliates	(247)	—	(403)	—
Net income	$2,040	$518	$4,096	$5,292

Basic and diluted earnings per share:
Basic earnings per share	$0.18	$0.05	$0.36	0.47
Diluted earnings per share	$0.17	$0.04	$0.34	0.44

Basic weighted-average shares outstanding	11,486,626	11,297,785	11,472,100	11,271,815
Diluted weighted-average shares outstanding	12,039,657	11,927,943	11,957,587	11,969,909

Comprehensive income:
Net income	$2,040	$518	$4,096	$5,292
Total comprehensive income	$2,040	$518	$4,096	$5,292

EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$21,368	$21,700
Accounts receivable, net	88,363	95,436
Inventories, net	62,900	72,243
Prepaid expenses and other current assets	15,520	15,565
Total current assets	188,151	204,944
Plant, equipment, leasehold improvements and operating lease right-of-use assets, net	105,189	108,433
Intangible assets, net	19,690	18,544
Goodwill	52,740	48,764
Other assets	24,638	22,506
Total assets	$390,408	$403,191
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$30,581	$27,802
Accrued expenses	56,613	52,379
Deferred revenue and customer deposits	2,946	3,916
Total current liabilities	90,140	84,097
Long-term debt	262,139	286,668
Deferred income taxes	3,840	2,251
Other long-term liabilities	45,763	47,508
Total liabilities	401,882	420,524

Commitments and contingencies

Stockholders’ deficit:
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding at June 30, 2026 and December 31, 2025
Common stock; $0.001 par value—100,000,000 shares authorized; 11,520,159 and 11,456,061 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	12	11
Capital deficit	(100,329)	(102,091)
Accumulated earnings	88,843	84,747
Total stockholders’ deficit	(11,474)	(17,333)
Total liabilities and stockholders’ deficit	$390,408	$403,191

EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Operating activities
Net income	$4,096	$5,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	10,792	7,815
Amortization expense	1,954	1,947
Stock-based compensation expense	2,717	3,038
Amortization of debt issuance costs	656	658
Deferred income taxes and other, net	1,889	850
Changes in operating assets and liabilities:
Accounts receivable, net	7,048	7,451
Inventories	9,678	(7,769)
Prepaid expenses and other assets	(2,356)	2,253
Income taxes, net	57	(3,154)
Accounts payable	2,972	4,977
Accrued expenses and other liabilities	3,734	(13,471)
Deferred revenue and customer deposits	(1,088)	50
Cash provided by operating activities	42,149	9,937
Investing activities
Capital expenditures for plant, equipment and leasehold improvements, net	(6,098)	(9,112)
Cash paid for acquisition, net of cash acquired	(6,300)	(42,442)
Other	291	50
Cash used in investing activities	(12,107)	(51,504)
Financing activities
Proceeds from borrowings on debt	—	35,000
Payments on debt	(25,000)	(5,000)
Payments on financing lease obligations	(4,805)	(3,776)
Taxes withheld and paid on stock-based compensation awards	(569)	(1,077)
Cash (used in) provided by financing activities	(30,374)	25,147
Net decrease in cash and cash equivalents	(332)	(16,420)
Cash and cash equivalents, beginning of period	21,700	33,544
Cash and cash equivalents, end of period	$21,368	$17,124
Supplemental disclosures of cash flow information
Cash paid (refunded) during the period for:
Interest paid	$15,172	$15,453
Income taxes paid	$2,140	$6,381
Income taxes refunded	$(529)	$(60)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$187	$10,844
Financing leases	$4,073	$8,761
Accounts payable and accrued expenses for capital expenditures for plant, equipment and leasehold improvements	$616	$1,815
Non-cash equity in losses of unconsolidated affiliates	$(403)	$—

EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three and Six Months Ended June 30, 2026 and 2025
(dollars in thousands)
(Unaudited)

Revenue
	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Revenue by segment:
Secure Card Solutions	$110,867	$94,673	$16,194	17.1%
Prepaid Solutions	22,645	19,222	3,423	17.8%
Integrated Paytech	20,141	19,326	815	4.2%
Eliminations	(4,472)	(3,468)	(1,004)	*
Total	$149,181	$129,753	$19,428	15.0%

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Revenue by segment:
Secure Card Solutions	$220,718	$176,315	$44,403	25.2%
Prepaid Solutions	44,694	45,935	(1,241)	(2.7)%
Integrated Paytech	39,523	38,579	944	2.4%
Eliminations	(8,646)	(8,315)	(331)	*
Total	$296,289	$252,514	$43,775	17.3%

Gross Profit
	Three Months Ended June 30,
	2026	% of Revenue	2025	% of Revenue	$ Change	% Change
Gross profit by segment:
Secure Card Solutions	$30,869	27.8%	$23,918	25.3%	$6,951	29.1%
Prepaid Solutions	6,419	28.3%	5,471	28.5%	948	17.3%
Integrated Paytech	11,198	55.6%	10,731	55.5%	467	4.4%
Total	$48,486	32.5%	$40,120	30.9%	$8,366	20.9%

	Six Months Ended June 30,
	2026	% of Revenue	2025	% of Revenue	$ Change	% Change
Gross profit by segment:
Secure Card Solutions	$58,571	26.5%	$44,737	25.4%	$13,834	30.9%
Prepaid Solutions	12,085	27.0%	14,913	32.5%	(2,828)	(19.0)%
Integrated Paytech	21,954	55.5%	21,166	54.9%	788	3.7%
Total	$92,610	31.3%	$80,816	32.0%	$11,794	14.6%

Income from Operations
	Three Months Ended June 30,
	2026	% of Revenue	2025	% of Revenue	$ Change	% Change
Income (loss) from operations by segment:
Secure Card Solutions	$21,020	19.0%	$15,636	16.5%	$5,384	34.4%
Prepaid Solutions	4,982	22.0%	4,171	21.7%	811	19.4%
Integrated Paytech	6,576	32.6%	7,417	38.4%	(841)	(11.3)%
Corporate	(20,714)	*	(17,801)	*	(2,913)	(16.4)%
Total	$11,864	8.0%	$9,423	7.3%	$2,441	25.9%

	Six Months Ended June 30,
	2026	% of Revenue	2025	% of Revenue	$ Change	% Change
Income (loss) from operations by segment:
Secure Card Solutions	$38,288	17.3%	$29,946	17.0%	$8,342	27.9%
Prepaid Solutions	9,075	20.3%	12,170	26.5%	(3,095)	(25.4)%
Integrated Paytech	13,441	34.0%	14,810	38.4%	(1,369)	(9.2)%
Corporate	(37,946)	*	(33,399)	*	(4,547)	(13.6)%
Total	$22,858	7.7%	$23,527	9.3%	$(669)	(2.8)%

EBITDA
	Three Months Ended June 30,
	2026	% of Revenue	2025	% of Revenue	$ Change	% Change
EBITDA by segment:
Secure Card Solutions	$25,247	22.8%	$19,100	20.2%	$6,147	32.2%
Prepaid Solutions	5,975	26.4%	5,297	27.6%	678	12.8%
Integrated Paytech	6,754	33.5%	7,448	38.5%	(694)	(9.3)%
Corporate	(20,051)	*	(16,920)	*	(3,131)	(18.5)%
Total	$17,925	12.0%	$14,925	11.5%	$3,000	20.1%

	Six Months Ended June 30,
	2026	% of Revenue	2025	% of Revenue	$ Change	% Change
EBITDA by segment:
Secure Card Solutions	$46,895	21.2%	$35,643	20.2%	$11,252	31.6%
Prepaid Solutions	11,186	25.0%	14,418	31.4%	(3,232)	(22.4)%
Integrated Paytech	13,709	34.7%	14,872	38.5%	(1,163)	(7.8)%
Corporate	(36,592)	*	(31,639)	*	(4,953)	(15.7)%
Total	$35,198	11.9%	$33,294	13.2%	$1,904	5.7%

Operations by Segment to EBITDA by Segment

	Three Months Ended June 30, 2026
	Secure Card Solutions	Prepaid Solutions	Integrated Paytech	Corporate	Total
EBITDA by segment:
Income (loss) from operations	$21,020	$4,982	$6,576	$(20,714)	$11,864
Depreciation and amortization	4,258	1,241	178	666	6,343
Other expense, net	(31)	(248)	—	(3)	(282)
EBITDA	$25,247	$5,975	$6,754	$(20,051)	$17,925

	Three Months Ended June 30, 2025
	Secure Card Solutions	Prepaid Solutions	Integrated Paytech	Corporate	Total
EBITDA by segment:
Income (loss) from operations	$15,636	$4,171	$7,417	$(17,801)	$9,423
Depreciation and amortization	3,497	1,126	31	861	5,515
Other (expense) income, net	(33)	—	—	20	(13)
EBITDA	$19,100	$5,297	$7,448	$(16,920)	$14,925

	Six Months Ended June 30, 2026
	Secure Card Solutions	Prepaid Solutions	Integrated Paytech	Corporate	Total
EBITDA by segment:
Income (loss) from operations	$38,288	$9,075	$13,441	$(37,946)	$22,858
Depreciation and amortization	8,604	2,515	268	1,359	12,746
Other income (expense), net	3	(404)	—	(5)	(406)
EBITDA	$46,895	$11,186	$13,709	$(36,592)	$35,198

	Six Months Ended June 30, 2025
	Secure Card Solutions	Prepaid Solutions	Integrated Paytech	Corporate	Total
EBITDA by segment:
Income (loss) from operations	$29,946	$12,170	$14,810	$(33,399)	$23,527
Depreciation and amortization	5,737	2,242	62	1,721	9,762
Other (expense) income, net	(40)	6	—	39	5
EBITDA	$35,643	$14,418	$14,872	$(31,639)	$33,294
_____________________________________________________________________
*Calculation not meaningful

EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
EBITDA and Adjusted EBITDA:
Net income	$2,040	$518	$4,096	$5,292
Interest, net	7,405	8,069	15,061	15,754
Income tax expense	2,137	823	3,295	2,486
Depreciation and amortization	6,343	5,515	12,746	9,762
EBITDA	$17,925	$14,925	$35,198	$33,294

Adjustments to EBITDA:
Stock-based compensation expense	$1,314	$1,367	$2,717	$3,038
Acquisition and integration costs (1)	2,760	1,621	5,913	2,261
Restructuring and other charges (2)	1,806	1,645	2,978	2,127
Change in revenue recognition (3)	—	2,929	—	2,929
Equity in losses of unconsolidated affiliates (4)	247	—	403	—
Subtotal of adjustments to EBITDA	$6,127	$7,562	$12,011	$10,355
Adjusted EBITDA	$24,052	$22,487	$47,209	$43,649
Net income margin (% of Revenue)	1.4%	0.4%	1.4%	2.1%
Net income growth (% Change 2026 vs. 2025)	293.8%		(22.6)%
Adjusted EBITDA margin (% of Revenue)	16.1%	17.3%	15.9%	17.3%
Adjusted EBITDA growth (% Change 2026 vs. 2025)	7.0%		8.2%

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Free Cash Flow:
Cash provided by operating activities	$28,501	$4,344	$42,149	$9,937
Capital expenditures for plant, equipment and leasehold improvements, net	(2,585)	(3,811)	(6,098)	(9,112)
Free Cash Flow	$25,916	$533	$36,051	$825
______________________________________________________________________
(1)Balance represents acquisition and integration costs primarily related to the Arroweye acquisition that occurred on May 6, 2025.
(2)Balance includes expenses related to executive retention and severance. The 2025 balance also includes expenses related to production facility modernization efforts.
(3)In the second quarter of 2025, the Company reassessed certain aspects of its revenue recognition accounting under ASC 606 and prospectively began recognizing revenue for certain contracts at a point-in-time rather than over-time.
(4)On October 7, 2025, the Company entered into a strategic relationship with and acquired a 20% equity interest in Karta (Gift Card Co Pty Ltd), an Australia-based payments technology firm also backed by the Commonwealth Bank of Australia. This balance represents the Company’s equity in Karta’s net losses for the quarter ended June 30, 2026.

	Last Twelve Months Ended
	June 30,	December 31,
	2026	2025
Reconciliation of net income to LTM EBITDA and Adjusted EBITDA:
Net income	$13,754	$14,950
Interest, net	31,773	32,466
Income tax expense	7,465	6,656
Depreciation and amortization	25,445	22,461
EBITDA	$78,437	$76,533

Adjustments to EBITDA:
Stock-based compensation expense	$6,642	$6,963
Acquisition and integration costs (1)	9,606	5,954
Restructuring and other charges (2)	4,567	3,716
Loss on debt extinguishment	287	287
Change in revenue recognition (3)	—	2,929
Equity in losses of unconsolidated affiliates (4)	537	134
Subtotal of adjustments to EBITDA	$21,639	$19,983
LTM Adjusted EBITDA	$100,076	$96,516
______________________________________________________________________
(1)Balance represents acquisition and integration costs primarily related to the Arroweye acquisition that occurred on May 6, 2025.
(2)Balance includes expenses related to executive retention and severance, as well as production facility modernization efforts.
(3)In the second quarter of 2025, the Company reassessed certain aspects of its revenue recognition accounting under ASC 606 and prospectively began recognizing revenue for certain contracts at a point-in-time rather than over-time.
(4)On October 7, 2025, the Company entered into a strategic relationship with and acquired a 20% equity interest in Karta (Gift Card Co Pty Ltd), an Australia-based payments technology firm also backed by the Commonwealth Bank of Australia. This balance represents the Company’s equity in Karta’s net losses for the quarter ended June 30, 2026.

	As of
	June 30,	December 31,
	2026	2025
Calculation of Net Leverage Ratio:
Senior Notes	$265,000	$265,000
ABL Revolver	—	25,000
Financing lease obligations	30,581	31,058
Total debt	295,581	321,058
Less: Cash and cash equivalents	(21,368)	(21,700)
Total net debt (a)	$274,213	$299,358
LTM Adjusted EBITDA (b)	$100,076	$96,516
Net Leverage Ratio (a)/(b)	2.7	3.1

EXHIBIT F
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
	As Reported	Impacts from Change in Revenue Recognition	As Adjusted	As Reported	Impacts from Change in Revenue Recognition	As Adjusted
Consolidated CPI
Revenue (1)	$149,181	$—	$149,181	$129,753	$7,723	$137,474
Revenue growth (% Change 2026 vs. 2025)	15.0%		8.5%

Secure Card Solutions
Revenue	$110,867	$—	$110,867	$94,673	$2,671	$97,344
Revenue growth (% Change 2026 vs. 2025)	17.1%		13.9%

Prepaid Solutions
Revenue	$22,645	$—	$22,645	$19,222	$5,052	$24,274
Revenue growth (% Change 2026 vs. 2025)	17.8%		(6.7)%

Integrated Paytech
Revenue	$20,141	$—	$20,141	$19,326	$—	$19,326
Revenue growth (% Change 2026 vs. 2025)	4.2%		4.2%

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
	As Reported	Impacts from Change in Revenue Recognition	As Adjusted	As Reported	Impacts from Change in Revenue Recognition	As Adjusted
Consolidated CPI
Revenue (1)	$296,289	$—	$296,289	$252,514	$7,427	$259,939
Revenue growth (% Change 2026 vs. 2025)	17.3%		14.0%

Secure Card Solutions
Revenue	$220,718	$—	$220,718	$176,315	$2,059	$178,374
Revenue growth (% Change 2026 vs. 2025)	25.2%		23.7%

Prepaid Solutions
Revenue	$44,694	$—	$44,694	$45,935	$5,368	$51,303
Revenue growth (% Change 2026 vs. 2025)	(2.7)%		(12.9)%

Integrated Paytech
Revenue	$39,523	$—	$39,523	$38,579	$—	$38,579
Revenue growth (% Change 2026 vs. 2025)	2.4%		2.4%
______________________________________________________________________
(1)For the three months ended June 30, 2026 and 2025, consolidated revenue include $4,472 and $3,468 of intersegment eliminations, respectively. For the six months ended June 30, 2026 and 2025, consolidated revenue include $8,646 and $8,315 of intersegment eliminations, respectively.